Exhibit 99.1
Contact:
Jim Pluntze
NaviSite, Inc.
978.946.8615
sbyers@navisite.com
NaviSite Reports Third Quarter Fiscal Year 2009 Financial Results
Total Revenue of $37.3 million and
EBITDA $9.0 million
Andover, MA. June 4, 2009 — NaviSite, Inc. (NASDAQ: NAVI), a leading provider of enterprise hosting and application services, today reported financial results for the third quarter of fiscal year 2009 which ended on April 30, 2009.
•	Total revenue for the quarter ended on April 30, 2009 was $37.3 million, representing a year-over-year decrease of 5% and a sequential decline of 1% due to the anticipated decrease in our professional services revenue for the year and the quarter
•	Enterprise Hosting revenue, which includes the recurring portion of Application Services revenue, was $35.4 million for the third quarter representing a year-over-year increase of 7% and flat sequentially
•	Gross margin was 33% for the third quarter, representing a two percentage point increase from the 31% recorded in previous year and a one percentage point increase from the 32% recorded in the prior quarter
•	Income from operations for the third quarter was $1.7 million, representing an 11% year-over-year decrease and a sequential increase of 12%
•	EBITDA, excluding impairment costs, stock-based compensation, severance, costs related to discontinued operations, and other non-operational charges (“EBITDA”), for the third quarter was $9.0 million representing a year-over-year increase of 4% and a sequential increase of 2%
•	Net loss attributable to common stockholders for the third quarter was $3.2 million or $0.09 per share as compared to a net loss attributable to common stockholders of $2.5 million and a loss per share of $0.07 in the previous year and a net loss of $3.3 million, or $0.09 per share in the prior quarter.
Corporate Headquarters: 400 Minuteman Road Andover MA, 01810 USA

•	Cash generated from operating activities for the third quarter of fiscal year 2009 was $5.4 million, representing an increase of 46% from the $3.7 million recorded in the third quarter of fiscal year 2008 and an increase of 116% from the $2.5 million recorded in the second quarter of fiscal year 2009
“Despite the slower progression of opportunities in our pipeline, we are pleased that our lower levels of churn have enabled us to grow our hosting revenue and our EBITDA over the prior year,” said Arthur Becker, Chief Executive Officer of NaviSite.
Quarterly Business Highlights
•	Booked approximately $0.5 million of new monthly recurring hosting revenue (MRR) in the third quarter of fiscal year 2009, a decrease from the $0.7 million booked in the second quarter of fiscal year 2009
•	Signed $11.3 million of total hosting contract value with an average contract term of 22 months during the third quarter for recurring applications services and enterprise hosting business compared to $18.9 million of hosting contract value bookings in the previous quarter
•	Signed professional services contracts with a total value of $0.9 million during the third quarter of fiscal year 2009 compared to $3.6 million in the third quarter of fiscal year 2008 and $0.8 million in the prior quarter
•	Customer churn, defined as the loss of a customer or a reduction in a customer’s monthly revenue run rate from our overall active customer pool, was 1.0% per month during the quarter compared to 1.0% in the prior quarter and 1.3% a year ago.
Guidance:
NaviSite will provide guidance for the fourth quarter of fiscal year 2009 on its earnings call.
Conference Call Scheduled for June 4, 2009
NaviSite, Inc. Chief Executive Officer, Arthur Becker, and Chief Financial Officer, Jim Pluntze will host a conference call on Thursday June 4, 2009 at 5:00 p.m. Eastern Time to discuss the Company’s results for its third quarter of fiscal year 2009.
NaviSite’s conference call can be accessed by dialing 800.659.2032 (International: 617.614.2712) and entering passcode 76502652. Alternatively, participants can listen to a live webcast of the call available through NaviSite’s website at http://navisite.com/investors/events. A replay of the call will be accessible
Corporate Headquarters: 400 Minuteman Road Andover MA, 01810 USA

following the conference call by dialing 888-286-8010 (International: 617-801-6888) and using passcode 85904834.
EBITDA:
EBITDA is not a recognized measure for financial statement presentation under United States generally accepted accounting principles (U.S. GAAP). The Company believes that the non-GAAP measure of EBITDA provides investors with a useful supplemental measure of the Company’s actual and expected operating and financial performance by excluding the impact of interest, taxes, depreciation and amortization. The Company also excludes impairment costs, stock-based compensation, severance, discontinued operations, and other non-operational charges from its non-GAAP measure, as such items may be considered to be of a non-operational nature. EBITDA does not have any standardized definition and therefore may not be comparable to similar measures presented by other reporting companies. Management uses EBITDA to assist in evaluating the Company’s actual and expected operating and financial performance. These non-GAAP results should not be evaluated in isolation of, or as a substitute for, the Company’s financial results prepared in accordance with U.S. GAAP. A table reconciling the Company’s net loss, as reported, to EBITDA is included in the condensed consolidated financial statements in this release. The Company believes that using EBITDA as a performance measure, together with net loss, will help investors better understand the Company’s underlying financial performance.
About NaviSite
NaviSite is a leading provider of enterprise hosting and application solutions. It provides customized and scalable solutions leveraging its industry leading hosting and enterprise cloud infrastructure, and custom and packaged application life cycle management expertise. Over 1,500 customers depend on NaviSite for managed application services, application development, implementation and management on its web infrastructure platforms in 15 state-of-the-art data centers supported by approximately 650 professionals. For more information, visit www.navisite.com.
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This release contains forward looking statements, which address a variety of subjects including the expected future operating and financial results, including profitability, revenue growth and EBITDA, success and performance of NaviSite’s product and service offerings, and NaviSite’s strategic business plans for growing its customer base and increasing sales. All statements other than statements of historical fact, including without limitation those with respect to NaviSite’s goals, plans and strategies set forth herein, are forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward looking
Corporate Headquarters: 400 Minuteman Road Andover MA, 01810 USA

statements: general economic conditions and changes in economic conditions; NaviSite’s success, including its ability to improve its gross profit, improve its cash flows, expand its operations and revenue, and reach and sustain profitability, depends on its ability to execute on its business strategy and the continued and increased demand for and market acceptance of its products and services; the possibility that financial forecasts of the Company may not be achieved, including those as to expected EBITDA and revenue, or an inability to realize expected synergies or make expected future investments in NaviSite’s businesses or NaviSite may be unable to raise the necessary funds to meet its payment obligations to its lending group under its senior secured credit facility and other creditors; NaviSite’s management may face strain on managerial and operational resources as they try to oversee the expanded operations; NaviSite may not be able to expand its operations in accordance with its business strategy; NaviSite may experience difficulties integrating technologies, operations and personnel in accordance with its business strategy; NaviSite’s acquisition of companies and businesses may not produce expected cost savings, operational efficiencies or revenue; NaviSite’s products, technologies, and resources may not successfully operate with the technology, resources and/or applications of third parties; NaviSite derives a significant portion of its revenue from a small number of customers and the loss of any of those customers could significantly damage NaviSite’s financial condition and results of operations; and increased competition and technological changes in the markets in which NaviSite’s competes. For a detailed discussion of cautionary statements that may affect NaviSite’s future results of operations and financial results, please refer to NaviSite’s filings with the Securities and Exchange Commission, including NaviSite’s most recent Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Forward-looking statements represent management’s current expectations and are inherently uncertain. We do not undertake any obligation to update forward-looking statements made by us. All logos, company and product names may be trademarks or registered trademarks of their respective owners.
Corporate Headquarters: 400 Minuteman Road Andover MA, 01810 USA

NaviSite Financial Tables
Net Loss to EBITDA Reconciliation

	For the Three Months Ended
	April 30, 2009	April 30, 2008
	Unaudited
	(In thousands)

Net loss, as reported	$(2,396)	$(1,717)

Depreciation	4,356	3,553
Interest income/expense, net	3,597	3,141
Income taxes	499	501
Amortization	1,832	2,138

EBITDA	7,888	7,616

Stock based compensation	720	718
Severance	137	101
Discontinued operations	47	106
Transaction fees, integration costs, settlements	177	105

EBITDA (excludes impairment costs, stock based compensation, severance, discontinued operations, loss on debt extinguishment and transaction fees, integration costs and settlements)	$8,969	$8,646

	For the Nine Months Ended
	April 30, 2009	April 30, 2008
	Unaudited
	(In thousands)

Net loss, as reported	$(7,434)	$(8,226)

Depreciation	12,403	9,408
Interest income/expense, net	10,375	8,631
Income taxes	1,497	1,414
Amortization	5,502	6,064

EBITDA	22,343	17,291

Stock based compensation	2,457	3,227
Severance	783	375
Discontinued operations	114	657
Loss on debt extinguishment	—	1,651
Transaction fees, integration costs, settlements	662	895

EBITDA (excludes impairment costs, stock based compensation, severance, discontinued operations, loss on debt extinguishment and transaction fees, integration costs and settlements)	$26,359	$24,096

Corporate Headquarters: 400 Minuteman Road Andover MA, 01810 USA

NaviSite Financial Tables
Condensed Consolidated Statements of Operations

	For the Three Months Ended		For the Nine Months Ended
	April 30, 2009	April 30, 2008	April 30, 2009	April 30, 2008
	Unaudited
	(In thousands, except per share amounts)

Revenue	$37,193	$39,249	$114,519	$114,112
Revenue, related parties	88	73	282	220

Total revenue	37,281	39,322	114,801	114,332

Cost of revenue, excluding stock compensation, restructuring, depreciation and amortization	18,518	21,540	59,520	62,941
Depreciation and amortization	6,016	5,526	17,388	14,928
Stock compensation	285	227	976	1,419
Restructuring charge	—	—	209	—

Cost of revenue	24,819	27,293	78,093	79,288

Gross profit	12,462	12,029	36,708	35,044

Operating expenses:
Selling and marketing, excluding stock compensation and restructuring	4,310	4,404	14,255	14,251
General and administrative, excluding stock compensation, restructuring and transaction fees	5,825	5,074	16,418	15,161
Stock compensation	435	491	1,481	1,808
Restructuring charge	—	—	180	—
Transaction fees	147	99	517	244

Total operating expenses	10,717	10,068	32,851	31,464

Income from operations	1,745	1,961	3,857	3,580

Other income (expense):
Interest income	11	38	36	214
Interest expense	(3,608)	(3,179)	(10,411)	(8,845)
Loss on debt extinguishment	—	—	—	(1,651)
Other income (expense), net	2	70	695	547

Loss from continuing operations before income taxes and discontinued operations	(1,850)	(1,110)	(5,823)	(6,155)

Income taxes	(499)	(501)	(1,497)	(1,414)

Loss from continuing operations before discontinued operations	(2,349)	(1,611)	(7,320)	(7,569)

Discontinued operations, net of income taxes	(47)	(106)	(114)	(657)

Net loss	(2,396)	(1,717)	(7,434)	(8,226)

Accretion of preferred stock dividends	(849)	(757)	(2,476)	(1,877)

Net loss attributable to common stockholders	$(3,245)	$(2,474)	$(9,910)	$(10,103)

Basic and diluted net loss per common share:

Loss from continuing operations before discontinued operations available to common shareholders	$(0.09)	$(0.07)	$(0.28)	$(0.27)
Loss from discontinued operations, net of income taxes	(0.00)	(0.00)	(0.00)	(0.02)

Net loss attributable to common stockholders	$(0.09)	$(0.07)	$(0.28)	$(0.29)

Basic and diluted weighted average number of common shares outstanding	35,600	35,033	35,466	34,605

Corporate Headquarters: 400 Minuteman Road Andover MA, 01810 USA

NaviSite Financial Tables
Condensed Consolidated Balance Sheets

	April 30, 2009	July 31, 2008
	Unaudited
	(In thousands)

ASSETS

Current assets:
Cash and cash equivalents	$2,889	$3,261
Accounts receivable, less allowance for doubtful accounts of $1,160 and $897 at April 30, 2009 and July 31, 2008, respectively	18,256	18,927
Unbilled accounts receivable	1,804	1,711
Prepaid expenses and other current assets	10,630	11,557

Total current assets	33,579	35,456

Non-current assets	129,815	140,257

Total assets	$163,394	$175,713

LIABILITIES, PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current liabilities:
Notes payable, current portion	$4,980	$6,100
Capital lease obligations, current portion	3,248	3,166
Accounts payable	5,043	7,033
Accrued expenses, deferred revenue, deferred other income and customer deposits	19,135	17,499

Total current liabilities	32,406	33,798

Total non-current liabilities	128,540	133,158

Total liabilities	160,946	166,956

Preferred stock	30,005	27,529

Total stockholders’ equity (deficit)	(27,557)	(18,772)

Total liabilities, preferred stock and stockholders’ equity (deficit)	$163,394	$175,713

Corporate Headquarters: 400 Minuteman Road Andover MA, 01810 USA

NaviSite Financial Tables
Condensed Consolidated Statements of Cash Flow

	For the Three Months Ended
	April 30, 2009	April 30, 2008
	Unaudited
	(In thousands)

Net cash provided by (used for) operating activities	$5,447	$3,724
Net cash used for investing activities	(3,151)	(3,231)
Net cash provided by (used for) financing activities	(2,381)	(383)
Net cash used for discontinued operations	(16)	(77)
Effect of exchange rate changes on cash	32	—

Net increase (decrease) in cash	(69)	33
Cash and cash equivalents, beginning of period	2,958	4,905

Cash and cash equivalents, end of period	$2,889	$4,938

	For the Nine Months Ended
	April 30, 2009	April 30, 2008
	Unaudited
	(In thousands)

Net cash provided by (used for) operating activities	$17,499	$2,618
Net cash used for investing activities	(9,431)	(31,583)
Net cash provided by (used for) financing activities	(8,107)	22,773
Net cash used for discontinued operations	(24)	(571)
Effect of exchange rate changes on cash	(309)	—

Net increase (decrease) in cash	(372)	(6,763)
Cash and cash equivalents, beginning of period	3,261	11,701

Cash and cash equivalents, end of period	$2,889	$4,938

Corporate Headquarters: 400 Minuteman Road Andover MA, 01810 USA